Exhibit 99.1

EVCI Career Colleges Reports Receipt of Draft Report of DOE Program Review of Interboro Institute

Yonkers, NY (Market Wire)- April 10, 2006- EVCI Career Colleges Holding Corp. (Nasdaq SC: EVCI-News) today announced that it had received from the U.S. Department of Education its draft report of the results of the program review relating to Interboro's compliance with respect to approximately $26 million of Title IV grants made to Interboro students during July- June of years 2002/ 2003, 2003/ 2004 and 2004/ 2005.

With the exception of one item, EVCI believes the total liability of Interboro for Title IV repayments to the DOE will not exceed $25,000. The one item involves a DOE request that Interboro rescore all Ability-to-Benefit ("ATB") tests that were the basis for admitting students during the three reviewed years who received Title IV funds at any time after being admitted. The DOE sampled 60 student files and found that Interboro accepted four students who did not pass the ATB test. The draft report noted that an additional 11 students properly passed the ATB test but their exams were misgraded.

EVCI has asked the DOE to reconsider its request to rescore all tests because it believes only three, not four, out of the 60 tests sampled by the DOE were incorrectly scored so as to result in the improper admission of those students to Interboro. This amounts to a 5% error rate.

If the DOE does not change its request, and this 5% error rate were to remain the same, EVCI estimates that Interboro would be liable to repay approximately $1.3 million of Title IV funds to the DOE. However, until the rescoring is completed, the amount of the liability will not be known and could be substantially more or less than this amount. It is expected that a full rescoring will take until at least the first week in June 2006 to complete, which is the deadline set by the DOE, unless extended.

If the liability to the DOE exceeds $250,000, and becomes fixed at a time when our current bank debt has not been fully repaid, our bank would have the right to accelerate the due date of that debt. Accordingly, we may need the continued cooperation of our bank and may be under significant pressure to attempt to refinance our remaining bank debt under circumstances that could be materially adverse to EVCI.

Beginning with the fourth quarter of 2005, Interboro Institute outsourced the ATB testing process for all student applicants.

Safe Harbor Statement:

Our estimate in this press release of $25,000 of liability for the items other than the ATB test rescoring is a forward-looking statement. Although we believe this estimate is reasonable, the DOE may disagree and impose a greater liability on Interboro with respect to those items. Reference is made to EVCI's 10-K for its year ended December 31, 2005, for additional information and risks, including with respect to the DOE program review. Unless otherwise required by law, EVCI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise after the date of this news release.